Exhibit 99.1

Company Contact:	Investor Relations Contacts:
E-Z-EM, Inc.	Lippert/Heilshorn & Associates, Inc.
Tom Johnson x3317	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	(212) 838-3777
www.ezem.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com

E-Z-EM REPORTS SECOND QUARTER FISCAL 2005 FINANCIAL RESULTS

Conference call to begin at 10:00 a.m. Eastern Time Friday, January 7

LAKE SUCCESS, N.Y. (January 6, 2005) – E-Z-EM, Inc. (Amex: EZM) today announced financial results for the quarter and six months ended November 27, 2004. Highlights of the second quarter and recent weeks include:

•	Net sales from continuing operations were up 4% and CT product sales were up 30%, respectively, as compared to the prior-year quarter

•	Gross margins improved to 45% from 41% in the fiscal 2004 second quarter

•	U.S. Department of Defense allows RSDL sales to First Responders

•	Spin-off of AngioDynamics to E-Z-EM shareholders completed in a tax-free special stock dividend

•	Election of John T. Preston as a director

Net sales from continuing operations for the quarter ended November 27, 2004 were $26.2 million, up 4% compared with $25.3 million for the quarter ended November 29, 2003. During the quarter E-Z-EM continued to record strong sales of products for the computed tomography (CT) market including diagnostic products such as its Smoothie line of CT oral contrast products, CT injectors and syringes. E-Z-EM posted sales gains of 30% in the CT products category during the quarter, as it continued to capitalize on market trends. These gains were partially offset by declining sales for X-ray fluoroscopy products and the timing of orders for its contract manufacturing business in Canada.

Gross profit increased 13% to $11.9 million during the fiscal 2005 second quarter, and as a percentage of net sales improved to 45% from 41% in the year-ago quarter. The increase in gross margin was primarily attributable to benefits derived from the first phase of the Company’s Manufacturing, Streamlining and Restructuring (MSRI) program completed in fiscal 2004.

Operating profit of $0.8 million for the quarter compares with $1.2 million for the second quarter of fiscal 2004. This decline reflects increased operating expenses partially related to MSR II costs of $0.8 million as the company shifted production of powdered barium products from its Westbury, N.Y. facility to its main production plant in Canada. The Company recorded a non-cash charge of approximately $400,000 related to expensing of stock options resulting from the resignation of a director. In addition, expenses were adversely impacted by the weak U.S. dollar and an increase in compensation costs. Other income during the quarter ended November 27, 2004 was $0.3 million, compared with $0.7 million for the comparable quarter in fiscal 2004, as the impact of an unfavorable mix of foreign currency exchange resulting from the weaker dollar was partially offset by gains on sales of non-core equity securities.

For the second quarter of fiscal 2005, the company’s effective tax rate was 25%, compared with 36% in the prior-year quarter, due primarily to the non-taxable gain on the sale of a non-core equity security.

Earnings from continuing operations for the fiscal 2005 second quarter were $0.8 million, or $0.08 per diluted share, compared with $1.2 million, or $0.11 per diluted share, for the prior-year quarter. Net earnings for the fiscal 2005 second quarter were $1.4 million, or $0.13 per share, compared with $1.8 million, or $0.17 per diluted share, for the prior-year quarter. Discontinued operations during the second quarter of fiscal 2005 reflect the financial results of the company’s AngioDynamics subsidiary for two months, which was spun-off to E-Z-EM shareholders on October 30, 2004.

For the six months ended November 27, 2004, net sales were $50.2 million, up 5% compared with $47.9 million for the six months ended November 29, 2003. Gross profit increased 16% to $21.9 million during the first half of fiscal 2005, and as a percentage of net sales improved to 44% from 39% in the year-ago period. Earnings from continuing operations for the first half of fiscal 2005 were $1.5 million, or $0.14 per diluted share, up sharply compared with $0.5 million, or $0.05 per diluted share, in the prior-year period. Net earnings for the first half of fiscal 2005 were $2.7 million, or $0.25 per diluted share, up from $1.5 million, or $0.14 per diluted share, during the prior-year period.

“This past quarter marked the introduction of VoLumen®, the next-generation low-density barium sulfate suspension for use as an oral contrast in Multidetector CT and CT/PET studies, and we are delighted with the initial marketplace reception. Indeed, our entire line of high-margin CT products is posting strong sales and volume growth,” commented Anthony A. Lombardo, E-Z-EM president and chief executive officer. “Furthermore, our restructuring program continues to yield positive benefits and has contributed to improved gross margins for many of our products, especially our fluoroscopy products. We look forward to future gross margin improvements as we continue implementing the second phase of our MSR program throughout the remainder of this fiscal year.

“As previously announced, during the second quarter the Department of Defense granted us approval to begin marketing our Reactive Skin Decontamination Lotion (RSDL) to state and local first responders. We continue to work with the Department of Homeland Security on this important initiative. The U.S. military continues final testing of RSDL, and is expected to complete testing by the end of the calendar year,” Mr. Lombardo continued.

“E-Z-EM has implemented a number of changes over the past few years in order to better align our company with the needs of the radiology marketplace and our shareholders,” he continued. “We are now beginning to reap the benefits of these changes, and continue to leverage our excellent relationships with radiologists and gastroenterologists to provide products representing technological improvements in the diagnosis of GI diseases. We also spun-off AngioDynamics to shareholders, and are now taking steps to modify the composition of our board to include more independent directors. We are delighted that John T. Preston was elected as a director at our annual shareholder meeting in 2004, replacing the retiring Donald Meyer. Mr. Preston is President and CEO of Atomic Ordered Materials, LLC, and has had a distinguished career at the Massachusetts Institute of Technology, both as a senior lecturer and in several technology and entrepreneurship management positions. We look forward to benefiting from his considerable expertise. Recently, we also announced that our founder Howard Stern was appointed Chairman Emeritus, Paul Echenberg was elected Chairman, and, as planned, long-time board member Michael Davis resigned as a director. As we continue to move the company forward, we look forward to appointing a new director who will help us to gain additional perspective and expertise in the markets we serve.”

E-Z-EM had cash, cash equivalents and short-term marketable securities at November 27, 2004 of $24.1 million, compared with $24.5 million, from continuing operations, at May 29, 2004.

Conference Call

E-Z-EM management will host a conference call to discuss these results on Friday, January 7, 2005 beginning at 10:00 a.m. Eastern Time. To participate in the call, please dial (877) 815-7177 from the U.S., or (706) 679-0753 from outside the U.S. A telephone replay of the call will be accessible for 48 hours following completion of the call by dialing (800) 642-1687 or (706) 645-9291, and entering reservation number 3066675. In addition, participants may access the call over the Internet by visiting the Company’s Web site at www.ezem.com. The call will be archived there for a limited period of time.

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company recently introduced VoLumen® the next generation low density barium sulfate suspension for use as an oral contrast in Multidetector CT (MDCT) and PET/CT studies. It also offers the only family of CT injectors on the market, EmpowerCT® with patented EDA(TM) technology, that can help detect contrast extravasation, and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system.

The statements made in this document contain certain forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements contained in this release may involve numerous risks and uncertainties, known and unknown, beyond the Company’s control. Such risks and uncertainties include the ability of the Company to develop its products, continued growth in CT product sales, market acceptance and sales of VoLumen®, future procurement of RSDL by the U.S. Military and first responder organizations, successful completion of the Company’s MSR II program, future actions by the FDA or other regulatory agencies, overall economic conditions, general market conditions, foreign currency exchange rate fluctuations as well as the risk factors listed from time to time in the SEC filings of E-Z-EM, Inc., including but not limited to its Form 10-Q for the quarter ended August 28, 2004 and its Annual Report on Form 10-K for the fiscal year ended May 29, 2004. Consequently, actual future results may differ materially from the anticipated results expressed in the forward-looking statements, and investors are cautioned not to place undue reliance on the forward-looking statements included in this release.

(Tables to follow)

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	November 27, 2004 (unaudited)	May 29, 2004 (1)

Assets

Current assets
Cash, cash equivalents and debt and equity securities	$24,057	$24,464
Accounts receivable, net	17,251	16,673
Inventories	23,572	18,901
Other current assets	5,307	5,792
Current assets of discontinued operation		40,290

Total current assets	70,187	106,120

Property, plant & equipment – at cost, net	17,552	15,415
Other non-current assets	11,498	11,649
Non-current assets of discontinued operation		9,352

Total assets	$99,237	$142,536

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$3,951	$4,415
Accrued liabilities	6,505	6,557
Other current liabilities	788	768
Current liabilities of discontinued operation		5,744

Total current liabilities	11,244	17,484

Other long-term liabilities	3,813	3,666
Non-current liabilities and minority interest
of discontinued operation		9,611
Stockholders’ equity	84,180	111,775

Total liabilities and stockholders’ equity	$99,237	$142,536

(1)	Information derived from audited financial statements.

E-Z-EM, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)

(in thousands, except per share data)

		Three Months Ended			Six Months Ended

		Nov. 27, 2004	Nov. 29, 2003		Nov. 27, 2004	Nov. 29, 2003
Net sales		$26,222	$25,287		$50,234	$47,929
Cost of goods sold		14,360	14,812		28,356	29,048

Gross profit		11,862	10,475		21,878	18,881

Operating expenses	(1)	11,081	9,310	(2)	21,192	18,652

Operating profit	(1)	781	1,165	(2)	686	229

Other income (expense), net		323	686		1,008	907

Earnings from continuing operations
before income taxes		1,104	1,851		1,694	1,136

Income tax provision		281	670		240	589

Earnings from continuing operations		823	1,181		1,454	547

Earnings from discontinued operation,
net of income tax provision		608	588		1,228	923

Net earnings		$1,431	$1,769		$2,682	$1,470

Basic earnings per common share
From continuing operations		$0.08	$0.11		$0.14	$0.05
From discontinued operation,
net of income tax provision		0.05	0.06		0.11	0.09

Net earnings		$0.13	$0.17		$0.25	$0.14

Diluted earnings per common share
From continuing operations		$0.08	$0.11		$0.14	$0.05
From discontinued operation,
net of income tax provision		0.05	0.06		0.11	0.09

Net earnings		$0.13	$0.17		$0.25	$0.14

Weighted average common shares
Basic		10,749	10,272		10,741	10,217
Diluted		10,936	10,545		10,934	10,475

(1)	Current quarter amount includes plant closing and operational restructuring costs of $824,000; prior quarter amount includes plant closing and operational restructuring costs of $628,000.

(2)	Current six-month amount includes plant closing and operational restructuring costs of $1,425,000; prior six-month amount includes plant closing and operational restructuring costs of $1,200,000.

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